Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby made and entered into as of the 7th day of June, 2013 (the “Effective Date”), by and between Laura Stoltenberg (“Employee”) and Exact Sciences Corporation (the “Company”).  Where appropriate, the signatories to this Agreement will be referred to individually as “Party” and collectively as the “Parties.”

The term “Released Party” or “Released Parties” as used in this Agreement shall mean the Company, and shall also include its respective successors in name, successors in interest, assigns, predecessors in name, predecessors in interest, shareholders, present and former subsidiaries, parents, related corporations, joint ventures, affiliates, funds and/or portfolios, and present directors, trustees, officers, agents, representatives, insurers and employees of these entities, and any and all employee pension or welfare benefit plans of these entities, including current and former trustees and administrators of these plans.

WHEREAS, Employee is currently employed by the Company and serves as its Senior Vice President, Chief International Officer;

WHEREAS, Employee and the Company are parties to an Employment Agreement effective as of March 19, 2012 (“Employment Agreement”);

WHEREAS, Employee and the Company have mutually agreed that Employee shall resign from her employment with the Company and all positions with the Company effective June 7, 2013 ( “Separation Date”), subject to the terms and conditions of this Agreement;

WHEREAS, the Parties desire to settle all claims and issues that have, or could have been raised by Employee in relation to Employee’s employment with the Company and arising out of or in any way related to the acts, transactions, or occurrences between Employee and the Company to date, including, but not limited to, Employee’s employment with the Company or the termination of that employment, on the terms set forth herein; and

WHEREAS, by entering into this Agreement, no Party admits that she or it has done anything wrong;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Severance Package.  In exchange for the promises set forth herein, the Company agrees to provide the following payments and benefits to Employee (“Severance Package”).  Employee agrees that this Severance Package shall be in lieu of any payments and benefits to which Employee would be entitled under the Employment Agreement.  Employee further acknowledges and agrees that the Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement, and that Employee would not be entitled to the Severance Package but for this Agreement.

(a)                                 Severance Payment. The Company agrees to provide Employee with severance payments equal in sum to twelve (12) months of Employee’s current base salary of Three Hundred Twenty Thousand Dollars and no cents ($320,000.00), less all applicable federal and state tax withholdings and other withholdings required by law (the “Severance Payment”).  The Severance Payment will be paid on the following schedule:

(i)                                     Eighteen Thousand Four Hundred Sixty Two Dollars and no cents ($18,462.00) (less all applicable federal and state tax withholdings and other withholdings required by law), payable on June 13, 2013;

(ii)                                  One Hundred Forty One Thousand Five Hundred Thirty Eight Dollars and no cents ($141,538.00) (less all applicable federal and state tax withholdings and other withholdings required by law), payable on the Company’s first regular pay date that is on or after July 1, 2013; and

(iii)                               One Hundred Sixty Thousand Dollars and no cents ($160,000.00) less all applicable federal and state tax withholdings and other withholdings required by law), payable on the Company’s first regular pay date that occurs on or after January 1, 2014.

(b)                                 Continuation of Group Health Benefits.  Provided that Employee elects to continue her group health insurance coverage pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and remains eligible for these benefits, the Company agrees to reimburse Employee for the COBRA premiums required to continue the group health care coverage for Employee and those dependents of Employee who were enrolled in the Company’s group health care coverage as of the Separation Date, for COBRA coverage through no later than June 30, 2014 (the “COBRA Period”).  To the extent that Employee becomes eligible for group health care coverage from a subsequent employer during the COBRA Period, the Company’s obligations to make COBRA payments shall cease.  Employee agrees to notify the Company within one week of becoming eligible for group health insurance coverage through another employer.

(c)                                  Bonus.  Employee shall be entitled to a guaranteed bonus for calendar year 2013 in the amount of One Hundred Thousand Dollars and no cents ($100,000.00), payable in 2014 at the time established by the Company’s Board of Directors for payment of 2013 executive bonuses.

(d)                                 Outplacement and Relocation Assistance.  Within thirty (30) days of the Effective Date, the Company shall pay Employee One Hundred Thousand Dollars and no cents ($102,500.00) towards the cost of an outplacement consulting package and relocation assistance for Employee, which shall be timely reported on one or more IRS Form(s) 1099 issued to “LAURA STOLTENBERG.”

(e)                                  Retention as a Consultant.  The Company shall retain Employee as a consultant for a period of up to three (3) years (“Consultancy Period”) pursuant to a separate consulting agreement (the “Consulting Agreement”) to be entered into by the Parties simultaneously with the execution of this Agreement.

(f)                                   Acceleration of Vesting of Stock Awards.  The Parties acknowledge that Employee had 48,125 vested restricted stock unit awards (“RSUs”) immediately prior to the

Effective Date.  The Company shall cause the vesting of the following outstanding and unvested RSUs upon the following schedule:

(i)                                     41,250 RSUs (originally granted on March 19, 2012) shall vest upon the Effective Date;

(ii)                                  10,000 RSUs (originally granted on March 19, 2012), shall vest on March 19, 2014;

(iii)                               Unless and until Employee voluntarily terminates the Consulting Agreement, then as additional consideration for Employee’s services thereunder: 48,750 RSUs (originally granted on March 19, 2012) shall vest in twenty-four (24) equal monthly installments at the rate of 2,032 per month (with 2,014 vesting in the last installment), commencing on April 19, 2014, in accordance with the Employment Agreement (which provides for acceleration of vesting upon a “Change of Control,” as defined therein) and that certain 2010 Omnibus Long-Term Incentive Plan Restricted Stock Unit Award Agreement between the Parties dated as of March 19, 2012 (the “RSU Grant Agreement”), but adjusted to reflect the modification in the number of RSUs and the vesting schedule effected by this Agreement.  If the Consultancy Period terminates before any or all of the RSUs have vested in accordance with this subparagraph 1(f)((ii), then Employee’s entitlement to vesting of any RSUs then unvested shall at that time immediately cease.

(iii)                               Other than RSUs vesting in accordance with clauses (i) and (ii) above, all other Company equity awards granted to Employee are hereby cancelled and forfeited in their entirety.

(g)                                  Attorneys’ Fees. The Company will pay the reasonable fees of Employee’s counsel,  Kaiser Saurborn & Mair, P.C., 111 Broadway, New York, NY 10006 (“Kaiser”) within ten (10) days after the date of receipt by counsel for the Company (K&L Gates LLP) of a completed IRS Form W-9 from Kaiser, in full settlement of any claims Employee may have for attorneys’ fees and/or costs (the “Attorneys’ Fees Payment”).  The Attorneys’ Fees Payment shall be timely reported on an IRS Form 1099 issued to “KAISER SAURBORN & MAIR, P.C.”

(h)                                 No Other Company Obligations.  Employee agrees that other than as expressly stated in this Paragraph 1, she will not seek anything further from the Company or the Released Parties, including any other payment.  Employee further agrees that except as expressly set forth in this Agreement, all benefits, wages, bonuses, commissions, compensation, or other payments provided to Employee during her employment with the Company shall cease as of the Separation Date and that Employee shall not receive any payments from the Company other than as expressly set forth in this Paragraph 1 of this Agreement.

2.                                      Restriction on Stock Sales.  Employee agrees that she shall be prohibited from selling any shares of the Company stock until at least ninety-one (91) days have elapsed following the Effective Date and that the shares issued to her upon vesting of RSUs pursuant to Section 1(f)(i) shall bear an appropriate legend concerning such prohibition.

3.                                      No Representations as to Tax Consequences.  Employee expressly understands and agrees that the Released Parties and their counsel have made no representations to Employee or her counsel regarding the tax implications of the Severance Package.  Employee further understands and agrees that, in the event the Internal Revenue Service or any other taxing authority, including, but not limited to, the State of Wisconsin, or any court or other tribunal of competent jurisdiction (each, a “Taxing Authority”), ultimately determines that any Taxes remain due and owing by Employee with respect to the Severance Package, Employee shall be solely responsible for the payment of such Taxes due and owing by Employee, and she shall make no claim against the Released Parties for payment of any such Taxes.  In addition, Employee agrees (a) to indemnify, defend and hold harmless each Released Party against any liability that may be asserted against such Released Party by a Taxing Authority for Taxes with respect to the Severance Package, and (b) to cooperate with such Released Party in the defense of any proceeding by a Taxing Authority relating to such Taxes, including by providing proof of Employee’s payment of Taxes with respect to the Severance Package.  Employee agrees that in the event it is ultimately determined that any Taxes are due and owing with respect to the Severance Package, the validity of this Agreement shall not be affected in any way.  For purposes of this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, excise, franchise, employment, payroll, withholding, alternative or add-on minimum tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Taxing Authority.

4.                                      Employee’s General Release of Claims.  In consideration for the promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, Employee completely releases, acquits and forever discharges the Company and all Released Parties from and against all causes of action, claims, judgments, obligations, damages, or liabilities of whatever kind and character, known or unknown, from the beginning of time through the date that this Release is executed, including, without limitations, causes of action arising under any of the following:

Rehabilitation Act of 1973;

National Labor Relations Act;

Fair Labor Standards Act;

Employee Retirement Income Security Act of 1974;

Consolidated Omnibus Budget Reconciliation Act (COBRA);

Civil Rights Act of 1866;

Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991;

Pregnancy Discrimination Act of 1978;

Immigration Reform Control Act;

Equal Pay Act of 1963;

Americans with Disabilities Act of 1990;

Family and Medical Leave Act of 1993;

Occupational Safety and Health Act of 1970;

Sarbanes-Oxley Act

Dodd-Frank Wall Street Reform and Consumer Protection Act

Wisconsin Fair Employment Act

Any other federal, state or local law or regulation or any provision of common law governing any kind of discrimination, harassment, retaliation or whistleblower claim; any other federal, state or local law or regulation or any common law governing the payment of wages, commissions, bonuses or any other form of compensation; or common law, including but not limited to all claims regarding wrongful termination, discharge in violation of public policy, free speech, defamation, misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, and/or personal injury;

Any other Federal, state or local statute, law or ordinance whatsoever;

Any other claim or cause of action against the Company or any other Released Party; or any other action whether cognizable in law or in equity or arising under any common law, tort, or contract theory;

Any and all claims for compensatory damages, punitive damages, attorneys’ fees, costs, and/or interest.

Employee further agrees to release, waive, and forever discharge her right to any portion of any settlement, judgment, or other recovery as a Relator under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730, or analogous state false claims acts, in any lawsuit arising from, or in any way related to, any transactions or occurrences involving the Company or any Released party, from the beginning of time until the present, regardless of whether those transactions or occurrences relate in any way to the subject matter of this Release, including but not limited to, any right to receive expenses, attorney’s fees, and costs under 31 U.S.C. § 3730(d), or analogous state laws.

5.                                      Release Representations, Warranties and Covenants.

(a)                                 With respect to any matters released pursuant to Paragraph 4 of this Agreement, Employee represents, warrants and covenants that she has not and will not in the future commence, maintain, or prosecute, cause to be commenced, maintained, or prosecuted, or voluntarily assist or participate (except in response to subpoena or judicial order) in the commencement, maintenance, or prosecution of any complaint, charge, action, suit, administrative proceeding, enforcement investigation or proceedings, grievances, arbitrations, or claims or proceedings of any kind against the Company or any Released Party, in any forum, that in any manner whatsoever involves allegations or facts that were or could have been raised by Employee in any forum on or before the Effective Date.

(b)                                 Employee further represents, warrants and covenants that there are no pending or outstanding administrative or judicial proceedings, charges, complaints, claims or actions by Employee as against any Released Party, or which are maintained on behalf of Employee as against any Released Party, in any forum or governmental agency.  Employee expressly acknowledges that the Company is relying upon this representation, warranty and covenant in entering into this Agreement.

(c)                                  Nothing herein shall be construed to prevent any Party from bringing an action or proceeding seeking enforcement of this Agreement, or using this Agreement as evidence in a subsequent proceeding in which one of the Parties alleges a breach of this Agreement.

6.                                      Awareness and Voluntary Nature of Release and Release Representations, Warranties and Covenants.  Employee hereby acknowledges and agrees that the Release and Release Representations, Warranties and Covenants set forth in Paragraphs 4 and 5 are general releases and release representations, warranties and covenants; that Employee understand the terms and contents of the Release, Release Representations, Warranties and Covenants, and this Agreement; and that she freely, voluntarily and without coercion enter into this Agreement.

7.                                      Compromise.  The Parties agree and acknowledge that this Agreement is the result of a compromise of disputed claims and shall never be construed as an admission of liability, wrongdoing or responsibility on the part of any Party.  Subject to Paragraph 24(b) of this Agreement, the Parties specifically recognize and agree that no Party shall, by virtue of entering into this Agreement, be considered a “prevailing party” for any purpose, including for purposes of any statute that provides for an award of attorneys’ fees to a prevailing party.

8.                                      Confidentiality of Agreement.

(a)                                 Employee agrees that the terms and conditions of this Agreement and the Consulting Agreement, and the facts and circumstances leading up to this Agreement and the Consulting Agreement, shall remain confidential as between the Parties.  Employee further agrees that she shall not disclose the fact of this Agreement or the Consulting Agreement, terms and conditions of this Agreement or the Consulting Agreement, or the facts and circumstances leading up to this Agreement or the Consulting Agreement, to any other person except (i) by written agreement of the Released Parties, (ii) pursuant to valid court order or subpoena, (iii) as required by law; (iv) as necessary to enforce any of the terms of this Agreement or the Consulting Agreement; or (v) to her spouse, attorneys, and/or tax advisors, who shall likewise be bound by this provision.  Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice, or other publicity concerning, or in any way relating to, this Agreement or the Consulting Agreement, the facts and circumstances leading up to this Agreement or the Consulting Agreement, or the terms and conditions of this Agreement or the Consulting Agreement, except as set forth in Paragraph 12 below.

(b)                                 Subpoena.  If Employee is served with a subpoena or any demand to produce this Agreement or the Consulting Agreement, or any information relating to same, she shall provide prompt written notice of such request to the Released Parties in order to afford the Released Parties an opportunity to evaluate their legal rights and take such action as they consider to be appropriate to protect their interests.  Notice to the Released Parties shall be provided to:  the Company’s Chief Operating Officer with a copy to Scott Coward of K&L Gates, LLP.

9.                                      Non-Disparagement.

(a)                                 Employee agrees that she will not in any way disparage any of the Released Parties, or make or solicit any comments, statements, or the like to the media or to others that would, by a reasonable person, considered to be derogatory or detrimental to the good name or business reputation of any of the Released Parties.

(b)                                 The Company agrees that its Named Executive Officers (as defined in the Securities Exchange Act of 1934) and Directors shall not disparage Employee, or make or solicit any comments, statements, or the like to the media or to others that would, by a reasonable person, be considered to be derogatory or detrimental to the good name or business reputation of Employee.  Nothing in this Paragraph shall prevent the Company or other Released Parties from providing truthful information as necessary or appropriate to satisfy any public reporting obligations that the Company or the other Released Parties may have pursuant to any laws, rules or regulations administered by the U.S. Securities and Exchange Commission (“SEC”) or the U.S. Food and Drug Administration (“FDA”); from providing truthful information to investigators or any government agency to satisfy any reporting obligations the Company may have or in response to any lawful inquiry from a government agency; or from providing truthful information to employees, advisors, representatives, investment bankers, investors and/or potential investors.

(c)                                  The Parties agree that the Company shall respond to employment inquiries concerning Employee only by confirming dates of employment, position, and salary.

10.                               Non-Disclosure and Invention Agreement.  Employee acknowledges that she entered into a Non-Disclosure and Invention Agreement dated as of March 16, 2012 (copy annexed hereto as Exhibit A) (“Non-Disclosure and Invention Agreement”) and that her employment with the Company and continued services to the Company during the Consultancy Period have provided her and will continue to provide her with access to and intimate knowledge of “Confidential Information,” as that term is defined in the Non-Disclosure and Invention Agreement.  Employee hereby reaffirms all of her obligations under the Non-Disclosure and Invention Agreement.

11.                               Agreement Not to Compete/Restrictions Against Solicitation.

(a)                                 As further consideration for the mutual promises set forth in this Agreement, the Company agrees to release Employee from her obligations under Section 8.2 (“Agreement Not to Compete”) of her Employment Agreement, and replace said obligations with the obligations set forth in Paragraph 11(b) and 11(c) of this Agreement.

(b)                                 Employee agrees that for the period of twelve (12) months following the Effective Date, and thereafter for the duration of the Consultancy Period (unless the Consulting Agreement is terminated earlier), Employee will not, directly or indirectly, without the Company’s prior written consent:  (i) provide Competing Services (defined in Paragraph 11(c) below) to or for any individual or entity in any Restricted Area; or (ii) in any Restricted Area, advise, assist, participate in, perform services for, or consult with another individual or entity with regard to Competing Services, including without limitation Competing Services relating to the management, operations, business or financial strategy, marketing or sales function or product development (including without limitation clinical trials) of such individual or entity (the activities in clauses (i) and (ii) collectively are the “Restricted Activities”).  Employee acknowledges that in her position with the Company she has had access to knowledge of confidential information about all aspects of the Company that would be of significant value to the Company’s competitors.

(c)                                  As used in Paragraph 11(b), the following definitions apply:

(i)                                     “Competing Services” means the provision of services related to the development, design, manufacture, marketing, distribution or sale of molecular diagnostic products related to the gastrointestinal tract;

(ii)                                  “Restricted Area” means any geographic location where if Employee were to perform any Restricted Activities in such a location, the effects of such performance would be competitive to the Company.

(d)                                 Consent/Confirmation of No Competing Services.  Should Employee seek Company’s consent to perform Competing Services during the period specified in Paragraph 11(b), or should Employee request Company’s consent to provide services that do not involve the provision of Competing Services during the period specified in Paragraph 11(b), she shall provide written notice of such request the Company’s Chief Operating Officer with a copy to Scott Coward of K&L Gates, LLP.  Company shall respond to such written requests in writing within five (5) business days.  Provided that the contemplated services do not actually involve the provision of Competing Services during the period specified in Paragraph 11(b), Company shall not unreasonably withhold consent under this Paragraph 11(d).

(e)                                  Restriction Against Solicitation.  Employee further agrees that for the period of twelve (12) months following the Effective Date, and thereafter for the duration of the Consultancy Period (unless the Consulting Agreement is terminated earlier), Employee will not, except with the prior consent of the Company’s Chief Executive Officer, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is an employee of the Company for any position as an employee, independent contractor, consultant, or otherwise, provided that the foregoing shall not prevent Employee from serving as a reference.

(e)                                  Employee acknowledges that the foregoing restrictions are reasonable restrictions on competition and necessary to protect the Company’s legitimate interests.  Employee further acknowledges that the foregoing restrictions will not work an undue hardship upon her and will not unreasonably restrict her ability to obtain employment following the Effective Date.

12.                               Statement Relating to Employee’s Separation.  Within four (4) business days of the execution of this Agreement, the Company shall file with the United States Securities and Exchange Commission a Form 8-K relating to Employee’s separation in the form annexed hereto as Exhibit B.  The parties agree that the substance of this statement may be disclosed in any other public statements that the Company may elect to make and in other filings with the SEC and/or FDA that the Company may be required or elect to make.

13.                               Parties to Bear their Own Costs.  Except as otherwise provided herein, the Parties each agree to bear their own attorneys’ fees and costs incurred in connection with this Agreement and all matters relating to the claims being released in this Agreement, including, but not limited to, attorneys’ fees, except that the Company shall be responsible for the fees of any mediator retained to assist the Parties in entering into this Agreement.

14.                               Return of Property.  Upon execution of this Agreement, Employee shall deliver to the Company or the Company’s counsel:  (1) all materials belonging to any Released Party, including any Confidential Information (as that term is defined in the Non-Disclosure and Invention Agreement), documents, correspondence, plans, records, notes, drawings, or papers and any copies thereof in Employee’s direct or indirect possession or control, including in particular all notes or records Employee’s has relating to any Released Party, made or compiled by or delivered to Employee; and (2) all other property of any Released Party, including all identification cards, passwords, credit or charge cards, security cards, telephones, pagers, computer equipment (including, without limitation, her Company-issued laptop, her Company-issued i-Pad, and all diskettes and software), keys, and any of the Released Parties’ business equipment, files or manuals.  Employee shall further provide a written certification, reasonably acceptable to the Company, that neither she, nor any of her family, friends, advisors, or representatives, has not retained any of the materials described in clauses (1) and (2) of this Paragraph 14.

15.                               Cooperation.  Employee will fully cooperate with the Released Parties and their counsel in connection with any action or proceeding that relates to the Released Parties, including without limitation, any regulatory action or investigation, litigation or dispute arising out of or relating to alleged actions or inactions of any Released Parties or any of their businesses if any Released Party, in its sole discretion, determines that the cooperation of Employee is needed.  Full cooperation shall include, without limitation, review of documents, attendance at meetings, trial or administrative proceedings, depositions, testimony and interviews without the need of the subpoena process.  Nothing in this Agreement shall be construed to require Employee to act in an unlawful manner.  To the extent that any Released Party requests Employee’s cooperation, the Released Party shall reimburse Employee for reasonable expenses consistent with that Released Party’s expense reimbursement policy in effect at the time.

16.                               No Future Employment.  Employee agrees that, except as set forth herein, she will forever refrain from making an application for employment or in any way seek employment with the Released Parties.

17.                               Entire Agreement.  This document contains the complete Agreement between the Parties and fully supersedes all prior agreements between and among the Parties, except for:  (i) the Consulting Agreement; (ii) the Non-Disclosure and Invention Agreement, which is expressly reaffirmed; and (iii) the terms and conditions of Section 4.3 of the Employment Agreement, which are expressly reaffirmed.  The terms of this Agreement are contractual and not a mere recital.  Further, the Parties expressly acknowledge that no additional promise or representation concerning the disputes being compromised in this Agreement or any other consideration or payments have been made.

18.                               Survival.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each of the Parties.  The Parties specifically agree that this Agreement shall survive a change in beneficial ownership or composition of the Board of the Company (whether direct or indirect, by purchase, merger, consolidation, or otherwise).

19.                               Counterparts.  This Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same Agreement, but shall not be effective until executed by the Parties in its entirety.

20.                               Modification. This Agreement may be modified only by a written document signed by the Parties.  No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the Party against whom the waiver is to be enforced.  This Agreement supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

21.                               Authorization.  Each of the signatories to this Agreement represents and warrants that he or she is authorized to execute this Agreement and to bind the Parties hereto.  Each of the signatories of this Agreement represents that he or she has carefully read and understands its contents, has been advised by counsel as to its meaning and legal implications, and executes this document as his or her own free act.  The Parties further represent and warrant that each has been represented by counsel of its or her choosing in connection with this Agreement and each has had the full opportunity to be advised by such counsel with respect to the terms and effect of entering into this Agreement.

22.                               Enforceability.  If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by an arbitrator or court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of said Agreement.

23.                               Governing Law.  This Agreement shall be governed, in all respects, under the laws of the State of Wisconsin, irrespective of its choice of law rules.

24.                               Arbitration.

(a)                                 Any controversy between any Released Party, on the one hand, and Employee, on the other hand, arising under this Agreement or the Consulting Agreement (including, but not limited to, a claimed violation of this Agreement) and/or involving the construction or application of any term, provision or condition of this Agreement or the Consulting Agreement shall be submitted to final and binding arbitration.  Arbitration shall comply with and be governed by the then existing JAMS Employment Arbitration Rules and Procedures of JAMS.

(b)                                 The cost of arbitration (defined to include only (i) the cost of the arbitrator(s), (ii) the parties’ reasonable attorneys’ fees and (iii) the parties’ reasonable direct, out-of-pocket expenses incurred in connection with the arbitration proceedings) shall be borne by the losing party.

(c)                                  Such arbitration proceeding(s) shall take place in Madison, Wisconsin.  Any action to confirm an arbitration award shall be commenced in the federal or state courts located within Wisconsin.

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and take effect as a sealed instrument as of the day and year above written.

Date:
LAURA STOLTENBERG

WITNESSED BY:

EXACT SCIENCES CORPORATION

Date:	By:

Name:

Title: